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                                                                    EXHIBIT 99.1

[MISSION RESOURCES LOGO]                           Mission Resources Corporation
                                                          1331 Lamar, Suite 1455
                                                       Houston, Texas 77010-3039

                                  NEWS RELEASE

Contact:  Ann Kaesermann
          Vice President - Accounting & Investor Relations, CAO investors@mrcorp.com
          (713) 495-3100

          Mission Resources Announces Sale of Non-Strategic Properties

HOUSTON - November 21, 2002-- Mission Resources Corporation (NASDAQ: MSSN) announced today that it has entered into agreements to sell non-core mature properties, through a property auction and a negotiated transaction. The sales, previously announced in Mission's third quarter 2002 earnings conference call, are expected to close in December, subject to final due diligence, and will result in approximately $15.4 million of proceeds.

Mission divested certain operated and non-operated interests in the Giddings field and all of its interests in the Eunice field in southeast New Mexico. With this sale, Mission will no longer have properties located in New Mexico. Mission also sold the remainder of its operated interests in the Permian Basin; however, the Permian Basin remains a core area for Mission. The properties sold represent approximately 950 BOE per day of production and reserves of 2.1 million barrels of oil equivalent. In conjunction with the sales, the bank facility borrowing base has been reduced by $10 million, to $40 million.

"We are extremely pleased with the results of the sale," said chairman, president and chief executive officer, Robert L Cavnar. "These transactions help to further our goal of consolidating operations into core areas. The proceeds will be used to eliminate the $3 million outstanding debt on the credit facility, acquire select properties and enhance Mission's 2003 capital program."

Mission Resources Corporation is a Houston-based independent exploration and production company that acquires, develops and produces crude oil and natural gas in the Permian Basin of West Texas, along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.